EXHIBIT 99.1


VIATEL, INC.                             685 Third Avenue, New York, NY  10017

FOR IMMEDIATE RELEASE
Contact: Glenn K. Davidson, Vice President, Corporate Communications and External Affairs
         (212) 350-9200

                   VIATEL, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

NEW YORK, NY - DECEMBER 24, 1999 - Viatel, Inc. (Nasdaq: VYTL) today announced that its Board of Directors has adopted a stockholder rights plan. The plan is intended to enable the Company's management team to focus on enhancing stockholder value through implementation of long-term business strategies.

Viatel's Chairman, President and Chief Executive Officer, Michael J. Mahoney, stated, "The rights plan is intended to enable all Viatel stockholders to realize the long term value of their investment. The rights plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The rights are designed to assure that all Viatel stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all stockholders a fair price. The rights are not being distributed in response to any specific effort to acquire the Company and the Company is not aware of any such effort."

The Rights will be distributed as of December 24, 1999 as a dividend payable to stockholders of record as of such date. The Rights will expire on December 5, 2009. The distribution of the Rights is not taxable to stockholders.

Each Right will entitle holders to buy one two-hundred-thousandth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $210 or shares of the Company's Common Stock at a discount, subject to adjustment as set forth in the Rights Agreement pursuant to which the Rights were issued. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the outstanding Common Stock or announces a tender offer the consummation of which would result in a person or group acquiring beneficial ownership of 15% or more of the outstanding Common Stock (except that a person or group that is the beneficial owner of 15% or more of the outstanding Common Stock as of December 24, 1999 will not cause the Rights to become exercisable until such person or group acquires additional shares of the outstanding Common Stock other than as a result of a stock dividend or distribution paid by the Company on the Common Stock or pursuant to a split or subdivision of the outstanding Common Stock). The Board of Directors is entitled to redeem the Rights at one cent per Right at any time before a person or group acquires beneficial ownership of 15% or more of the outstanding Common Stock.

If a person or group acquires beneficial ownership of 15% or more of the outstanding Common Stock or if a person or group that was the beneficial owner of 15% or more of the outstanding Common Stock as of December 24, 1999 acquires additional outstanding Common Stock (except under the circumstances described above), each Right will entitle its holder to purchase one two-hundred-thousandth of a share of Series A Junior Participating Preferred Stock at the Right's then current exercise price or shares of Common Stock at a discount. Rights held by a beneficial owner of 15% or more of the outstanding Common Stock (except a beneficial owner who held such shares as of December 24, 1999 and has not acquired any additional shares other than pursuant to a stock dividend, distribution, split or subdivision made or authorized by the Company) will become void and will not be exercisable to purchase any shares.

If the Company is acquired in a merger or other business combination transaction after a person or group acquires beneficial ownership of 15% or more of the outstanding Common Stock or a person or group that was the beneficial owner of 15% or more of the outstanding Common Stock as of December 24, 1999 acquires additional Common Stock other than pursuant to a stock dividend, distribution, split or subdivision made or authorized by the Company, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of the acquiring company's common stock at a discount.

Following the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding Common Stock or the acquisition (other than pursuant to a stock dividend, distribution, split or subdivision made or authorized by the Company) of additional outstanding Common Stock by a person who was the beneficial owner of 15% or more of the outstanding Common Stock as of December 24, 1999 and prior to such person's or group's acquisition of beneficial ownership of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an average ratio of one share of Common Stock (or one two-hundred-thousandth of a share of Series A Junior Participating Preferred Stock) per Right, subject to adjustment as set forth in the Rights Agreement.

Viatel, Inc. is an integrated provider of communications services - including voice, data, Web access and bandwidth - in over 230 countries and territories worldwide. Its customers include individual consumers, businesses, Internet service providers, other carriers and resellers. Viatel currently operates a global network which includes one of the largest pan-European networks, international gateways in London and New York, state-of-the-art international network operations centers, network points of interconnection in over 200 cities, and a direct sales force throughout Western Europe.

                                      # # #

CERTAIN MATTERS DISCUSSED IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING CONSTRUCTION RISKS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REGISTRATION STATEMENTS AND REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE CONTAINED IN ITS ANNUAL REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.